                                                                 EXHIBIT (G)(33)

                -----------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                ITT CORPORATION

                           HILTON HOTELS CORPORATION

                                      AND

                                HLT CORPORATION


                                  DATED AS OF

                               NOVEMBER __, 1997


                -----------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I. THE AMENDED OFFER...............................................................................  2

 Section 1.1.   The Amended Offer..........................................................................  2
 Section 1.2.   ITT Actions................................................................................  3
 Section 1.3.   ITT Stockholders' Meeting..................................................................  4
 Section 1.4.   Hilton Stockholders' Meeting...............................................................  4
 Section 1.5.   Directors..................................................................................  5

ARTICLE II. THE MERGER.....................................................................................  6

 Section 2.1.   The Merger.................................................................................  6
 Section 2.2.   Effective Time.............................................................................  6
 Section 2.3.   Certificate of Incorporation and By-Laws of Surviving Corporation..........................  6
 Section 2.4.   Directors and Officers of Surviving Corporation............................................  6
 Section 2.5.   Consummation of the Merger.................................................................  7
 Section 2.6.   Registration on Form S-4...................................................................  7
 Section 2.7.   Further Assurances.........................................................................  7
 Section 2.8.   Alternative Merger Structures..............................................................  8

ARTICLE III. CONVERSION OF SHARES..........................................................................  8

 Section 3.1.   Effect on ITT Shares and the Purchaser's Capital Stock.....................................  8
 Section 3.2.   ITT Option Plans...........................................................................  9

ARTICLE IV. EXCHANGE OF SHARES............................................................................. 11

 Section 4.1.   No Rights of Appraisal..................................................................... 11
 Section 4.2.   Exchange of Certificates................................................................... 11

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ITT........................................................... 14

 Section 5.1.   Organization............................................................................... 14
 Section 5.2.   Capitalization............................................................................. 14
 Section 5.3.   Authority.................................................................................. 15
 Section 5.4.   No Violations; Consents and Approvals...................................................... 15
 Section 5.5.   SEC Documents; Financial Statements........................................................ 16
 Section 5.6.   Absence of Certain Changes................................................................. 17
 Section 5.7.   Rights Agreement........................................................................... 18
 Section 5.8.   Information................................................................................ 18
 Section 5.9.   NGCL....................................................................................... 19
 Section 5.10.  Broker's Fees.............................................................................. 19
 Section 5.11.  Third-Party Agreements..................................................................... 19
 Section 5.12.  ITT Affiliate Agreements................................................................... 20


ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF HILTON AND THE PURCHASER..................................... 20

 Section 6.1.   Organization............................................................................... 20
 Section 6.2.   Capitalization............................................................................. 21
 Section 6.3.   Authority.................................................................................. 21
 Section 6.4.   No Violations; Consents and Approvals...................................................... 22
 Section 6.5.   SEC Documents; Financial Statements........................................................ 23
 Section 6.6.   Absence of Certain Changes................................................................. 24
 Section 6.7.   Information................................................................................ 24
 Section 6.8.   Financing.................................................................................. 24
 Section 6.9.   Broker's Fees.............................................................................. 24

ARTICLE VII. ADDITIONAL COVENANTS.......................................................................... 25

 Section 7.1    Conduct of Business of ITT................................................................. 25
 Section 7.2.   Access to Information...................................................................... 26
 Section 7.3.   Reasonable Best Efforts; Other Actions..................................................... 26
 Section 7.4.   Public Announcements....................................................................... 26
 Section 7.5.   Notification of Certain Matters............................................................ 26
 Section 7.6.   Indemnification............................................................................ 27
 Section 7.7.   Expenses................................................................................... 27
 Section 7.8.   ITT Rights Agreement....................................................................... 27
 Section 7.9.   Takeover Laws and Provisions............................................................... 27
 Section 7.10.  Registration and Listing................................................................... 27
 Section 7.11.  Restricted Transactions.................................................................... 28

ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF HILTON, THE PURCHASER AND ITT............................... 28

 Section 8.1.   Purchase of Shares......................................................................... 28
 Section 8.2.   Stockholder Approval....................................................................... 28
 Section 8.3.   No Legal Impediments....................................................................... 28

ARTICLE IX. TERMINATION AND ABANDONMENT.................................................................... 28

 Section 9.1.   Termination................................................................................ 28
 Section 9.2.   Termination by Hilton...................................................................... 29
 Section 9.3.   Procedure for Termination.................................................................. 29
 Section 9.4.   Effect of Termination and Abandonment...................................................... 29

ARTICLE X. DEFINITIONS..................................................................................... 30

 Section 10.1.  Terms Defined in the Agreement............................................................. 30

ARTICLE XI. MISCELLANEOUS.................................................................................. 32

 Section 11.1.  Amendment and Modification................................................................. 32
 Section 11.2.  Waiver of Compliance; Consents............................................................. 32
 Section 11.3.  Survivability; Investigations.............................................................. 32


 Section 11.4.  Notices.................................................................................... 32
 Section 11.5.  Assignment................................................................................. 33
 Section 11.6.  Governing Law.............................................................................. 34
 Section 11.7.  Counterparts............................................................................... 34
 Section 11.8.  Severability............................................................................... 34
 Section 11.9.  Interpretation............................................................................. 34
 Section 11.10. Entire Agreement........................................................................... 34

ANNEX I - CONDITIONS OF THE AMENDED OFFER
EXHIBIT 3.1 - TERMS OF CONTINGENT VALUE PREFERRED STOCK
EXHIBIT 5.12 - FORM OF ITT AFFILIATE AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November [__], 1997 (this "Agreement"), by and among ITT CORPORATION, a Nevada corporation ("ITT"), HILTON HOTELS CORPORATION, a Delaware corporation ("Hilton"), and HLT CORPORATION, a Delaware corporation and a wholly owned subsidiary of Hilton (the "Purchaser"). ITT and the Purchaser are hereinafter sometimes collectively referred to as the "Constituent Corporations." Capitalized terms used in this Agreement shall have the meanings ascribed to them herein.

                                    RECITALS

     WHEREAS, the Boards of Directors of Hilton (the "Hilton Board"), the Purchaser and ITT (the "ITT Board") have each approved the acquisition of ITT by Hilton upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Purchaser has made an offer, which was commenced on January 31, 1997 and amended on August 7, 1997 and November 3, 1997 (the "Offer"), to purchase: (i) 65,000,000 shares of Common Stock, without par value, of ITT ("Shares") and (ii) unless and until validly redeemed by the ITT Board, the Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") associated therewith, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 31, 1997, as amended on August 7, 1997 and November 3, 1997, and in the related Letters of Transmittal, at a purchase price of $80 per Share (and associated Right), net to the tendering stockholder in cash, without interest thereon;

     WHEREAS, the Boards of Directors of Hilton, the Purchaser and ITT have each determined that it is in the best interests of their respective stockholders for the Purchaser to acquire ITT pursuant to the Offer, as amended pursuant to the terms of this Agreement (the "Amended Offer");

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Hilton, the Purchaser and ITT have each approved the merger of the Purchaser with and into ITT in accordance with the terms of this Agreement, the General Corporation Law of the State of Delaware (the "DGCL"), the Nevada Revised Statutes Sections 92A.010 et. seq. (the "NRS"), and the Nevada General Corporation Law (the "NGCL") and with any other applicable law; and

     WHEREAS, the ITT Board has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each Share in the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of ITT and (ii) approved and adopted this Agreement and the transactions contemplated hereby and to recommend acceptance of the Amended Offer and approval and adoption by the stockholders of ITT of this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                  ARTICLE I.

                               THE AMENDED OFFER

         Section 1.1. The Amended Offer. (a) Hilton and the Purchaser have filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (as amended, the "Schedule 14D-1") with respect to the Offer which contains (included as an exhibit) the Purchaser's Offer to Purchase dated January 31, 1997 together with the Supplement thereto dated August 7, 1997 and the Second Supplement thereto dated November 3, 1997 (together, the "Offer to Purchase") and forms of the related letters of transmittal (collectively, the "Offer Documents"). As promptly as practicable (but no later than the second business day after the date of this Agreement), Hilton and the Purchaser shall file with the SEC an amendment to the Schedule 14D-1 (i) to provide that the obligation of the Purchaser and Hilton to accept for payment and pay for Shares tendered pursuant to the Amended Offer shall only be subject to the conditions set forth in Annex I hereto, (ii) to extend the expiration date of the Amended Offer to 12:00 midnight, New York City time, on _____day, November __, 1997, and
(iii) to make such other amendments as are required to conform the Amended Offer to this Agreement; it being understood and agreed that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms and subject to the same conditions as the Offer. Without the prior written consent of ITT, the Purchaser shall not decrease the price per Share or change the form of consideration payable in the Amended Offer, decrease the number of Shares sought, waive the Minimum Condition (as defined in Annex I), impose additional conditions to the Amended Offer or amend any other term of the Amended Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Amended Offer, the Purchaser will accept for payment and purchase, as soon as practicable after the expiration of the Amended Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Amended Offer, provided that if more than the Maximum Number (as defined in the Offer to Purchase) of Shares is validly tendered and not withdrawn prior to the expiration of the Amended Offer, the Purchaser will purchase such Shares on a pro rata basis. ITT agrees that no Shares held by ITT or any of its wholly owned subsidiaries will be tendered pursuant to the Amended Offer.

         (b) Each of Hilton and the Purchaser, on the one hand, and ITT, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-1 if and to the extent that it shall have become false or misleading in any material respect, and Hilton and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and, if necessary, to disseminate corrected Offer Documents to stockholders of ITT, in each case as and to the extent required by applicable federal securities laws.

         (c) Hilton and the Purchaser agree that the Purchaser shall not terminate or withdraw the Amended Offer or extend the expiration date of the Amended Offer unless at the expiration date of the Amended Offer the conditions to the Amended Offer described in Annex I hereto shall not have been satisfied or earlier waived. Hilton and the Purchaser shall use their reasonable best efforts to consummate the Amended Offer.

         Section 1.2. ITT Actions. (a) ITT hereby approves of and consents to the Amended Offer and represents that the ITT Board, by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, unanimously (i) determined that each of the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of ITT and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Amended Offer and the Merger, and resolved to recommend acceptance of the Amended Offer and approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of ITT.

         (b) ITT hereby agrees promptly to prepare and, after review by the Purchaser, to file with the SEC on the date the amendment to the Schedule 14D-1 contemplated by Section 1.1(a) hereof is filed, and to mail to its stockholders, an amendment to ITT's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Amended Offer (together with any amendments or supplements thereto, the "Amended Schedule 14D-9") containing the recommendation described in Section 1.2(a) hereof and to disseminate the Amended Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of ITT, on the one hand, and Hilton and the Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Amended Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and ITT further agrees to take all steps necessary to cause the Amended Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of ITT, in each case as and to the extent required by applicable federal securities laws; provided, however, that such rec-ommendation may be withdrawn, modified or amended to the extent that the ITT Board deems it necessary to do so in the exercise of its fiduciary and other legal obligations after being so advised in writing by outside counsel.

         (c) In connection with the Amended Offer, ITT will furnish the Purchaser with such information (which, subject to applicable law, shall be held in confidence) and assistance as the Purchaser or its agents or representatives may reasonably request in connection with the preparation of the Amended Offer and communicating the Amended Offer to the record and beneficial holders of the Shares.

         Section 1.3. ITT Stockholders' Meeting. (a) ITT, acting through the ITT Board, shall as soon as practicable after the date hereof, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the purchase of and payment for Shares by the Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon the Merger and this Agreement and such other matters as may be necessary to consummate the transactions contemplated herein;

                  (ii) use its reasonable best efforts to obtain the necessary approvals of the Merger, this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby by its stockholders; and

                  (iii) subject to the fiduciary obligations of the ITT Board under applicable law as advised by outside counsel, include in the Prospectus/Joint Proxy Statement the recommendation of the ITT Board that stockholders of ITT vote in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

         (b) Hilton agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

         Section 1.4. Hilton Stockholders' Meeting. (a) Hilton, acting through the Hilton Board, shall as soon as practicable after the date hereof, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the purchase of and payment for

         Shares by the Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon (A) the amendment of the Certificate of Incorporation of Hilton (the "Hilton Charter") to authorize a sufficient number of shares of Hilton Common Stock, $2.50 par value per share ("Hilton Common Stock"), as necessary to complete the Merger and (B) approval of the issuance of shares of Hilton Common Stock in the Merger as contemplated by this Agreement, and such other matters as may be necessary to consummate the transactions contemplated herein;

                  (ii) use its reasonable best efforts to obtain the necessary approval of its stockholders as contemplated above; and

                  (iii) subject to the fiduciary obligations of the Hilton Board under applicable law as advised by outside counsel, include in the Prospectus/Joint Proxy Statement the recommendation of the Hilton Board that stockholders of Hilton vote in favor of the approval of the amendment to the Hilton Charter, the issuance of shares of Hilton Common Stock in the Merger, and such other matters as may be necessary to consummate the transactions contemplated hereby.

         Section 1.5. Directors. (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares purchased pursuant to the Amended Offer, and from time to time thereafter, ITT shall, upon request of Hilton, promptly take all actions necessary to cause a majority of the directors of ITT to be comprised of Hilton's designees, including by accepting the resignations of those incumbent directors designated by ITT or increasing the size of the ITT Board and causing Hilton's designees to be elected.

         (b) ITT's obligations to appoint Hilton's designees to the ITT Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. ITT shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.5 and shall include in the Amended Schedule 14D-9 such information with respect to ITT and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.5. Hilton will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to ITT.

         (c) Following the election or appointment of Hilton's designees pursuant to this Section 1.5 and prior to the Effective Time, any amendment or termination of this Agreement by ITT, any extension by ITT of the time for the performance of any of the obligations or other acts of Hilton or the Purchaser, and any waiver of ITT's rights hereunder, will require the concurrence of a majority of the directors of ITT then in office who were not designated by Hilton pursuant to this Section 1.5.

                                  ARTICLE II.

                                  THE MERGER

         Section 2.1. The Merger. (a) In accordance with the provisions of this Agreement, the DGCL, and the NRS, at the Effective Time the Purchaser shall be merged with and into ITT (the "Merger"), and ITT shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Nevada. At the Effective Time, the separate existence of the Purchaser shall cease.

         (b) The name of the Surviving Corporation shall be "ITT Corporation."

         (c) The Merger shall have the effects on ITT and the Purchaser as Constituent Corporations of the Merger as provided under the DGCL and the NRS.

         Section 2.2. Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger"), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the provisions of Sections 103 and 252 of the DGCL, and articles of merger (the "Articles of Merger"), in the form required by and executed in accordance with the NRS, filed with the Secretary of State of the State of Nevada (the "Nevada Secretary of State") in accordance with Sections 92A.200 and 92A.230 of the NRS. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

         Section 2.3. Articles of Incorporation and By-Laws of Surviving Corporation. The Articles of Incorporation of the Surviving Corporation shall be amended to be in the form attached as an exhibit to the Certificate of Merger and the Articles of Merger, which form shall be substantially identical to the Certificate of Incorporation of the Purchaser, with such changes as may be required to conform to the requirements of the NRS, until thereafter amended as provided by law, except that such Articles of Incorporation shall provide that the Surviving Corporation shall retain the name "ITT Corporation" and shall contain provisions with respect to the CVP Stock as set forth in Exhibit 3.1. The By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation, until thereafter amended as provided by law.

         Section 2.4. Directors and Officers of Surviving Corporation. (a) Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         (b) The officers of ITT immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 2.5. Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof, the Surviving Corporation shall execute (i) in the manner required by the DGCL and file with the Delaware Secretary of State the Certificate of Merger and (ii) in the manner required by the NRS and file with the Nevada Secretary of State the Articles of Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective as promptly as is practicable.

         Section 2.6. Registration on Form S-4. The Hilton Common Stock and CVP Stock to be issued in the Merger shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 registration statements (the "Forms S-4"). As promptly as practicable after the date of this Agreement, Hilton and ITT shall prepare and file with the SEC the Forms S-4, together with the prospectus/joint proxy statement to be included therein (the "Prospectus/Joint Proxy Statement") and any other documents required by the Securities Act or the Exchange Act, in connection with the Merger. Each of Hilton and ITT shall use its reasonable best efforts to respond promptly to any comments of the SEC and to have the Forms S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Prospectus/Joint Proxy Statement to be mailed to each company's stockholders at the earliest practicable time. Each party shall promptly furnish to the other party all information concerning such party as may be required in connection with any action contemplated by this Section 2.6. The Prospectus/Joint Proxy Statement and Forms S-4 shall comply in all material respects with all applicable requirements of law. Each of Hilton and ITT will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request of the SEC or its staff for amendments or supplements to the Forms S-4 or the Prospectus/Joint Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Forms S-4 or the Prospectus/Joint Proxy Statement. Whenever an event occurs which should be set forth in an amendment or supplement to the Forms S-4 or the Prospectus/Joint Proxy Statement, Hilton or ITT, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Hilton and ITT, such amendments or supplements.

         Section 2.7. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 2.8. Alternative Merger Structures. Hilton and ITT agree that they will explore in good faith, between the date of this Agreement and the Effective Time, the possibility of restructuring the Merger so that some or all of the consideration to be received by ITT shareholders in the Merger will be tax-free to such shareholders, so long as such restructuring would not alter the economic benefits and terms of the Merger to Hilton, ITT or their respective shareholders or be likely to delay or otherwise interfere with completion of the Merger.


                                 ARTICLE III.

                             CONVERSION OF SHARES

         Section 3.1. Effect on ITT Shares and the Purchaser's Capital Stock.
(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Hilton, the Purchaser, any wholly owned subsidiary of Hilton or the Purchaser, in the treasury of ITT or by any wholly owned subsidiary of ITT, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto) shall be converted into the right to receive upon the surrender of the Certificate in accordance with Section 4.2 hereof, (i) two shares (the "Exchange Ratio") of Hilton Common Stock and (ii) unless the volume-weighted average of the prices per share of Hilton Common Stock for all trades reported on the New York Stock Exchange ("NYSE") (or such other exchange on which shares of Hilton Common Stock are then listed) during the 20 trading days immediately preceding the last business day before the Effective Time (the "Average Hilton Share Price") is equal to or greater than $40 per share of Hilton Common Stock, two shares of Contingent Value Preferred Stock of the Surviving Corporation ("CVP Stock") having the terms set forth in Exhibit 3.1 hereto.

         (b) No fractional shares of Hilton Common Stock or CVP Stock shall be issued, but in lieu thereof each holder of Shares who would otherwise be entitled to receive a fraction of a share of Hilton Common Stock or a fraction of a share of CVP Stock, shall receive from the Exchange Agent (i) a certificate representing whole shares of Hilton Common Stock to which such holder is entitled, (ii) if issued, a certificate representing whole shares of CVP Stock to which such holder is entitled, and (iii) an amount of cash equal to the sum of (x) the Average Hilton Share Price multiplied by the fraction of a share of Hilton Common Stock to which such holder would otherwise be entitled and (y) if the CVP Stock is issued, the Effective Time Deficiency multiplied by the fraction of a share of CVP Stock to which such holder would otherwise be entitled. The "Effective Time Deficiency" shall mean the amount by which $40 exceeds the Average Hilton Share Price. The fractional share interests of each stockholder of ITT shall be aggregated, so that no ITT stockholder shall receive cash in an amount equal to or greater than the sum of the Average Hilton Share Price and, if the CVP Stock is issued, the Effective Time Deficiency.

         (c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

         (d) If, prior to the Effective Time, Hilton or ITT recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Exchange Ratio and the terms of the CVP Stock will be adjusted appropriately so as to maintain the relative proportionate and economic interests of the holders of Shares and the holders of shares of Hilton Common Stock.

         Section 3.2. ITT Option Plans. (a) ITT shall take all actions necessary to provide that each outstanding option to purchase Shares (the "ITT Options") granted under either ITT's 1995 Incentive Stock Plan, as amended, or ITT's 1996 Restricted Stock Plan for Non-Employee Directors, as amended (collectively, the "Option Plans"), and in respect of 1995 substitute options, will by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into an option to purchase Hilton Common Stock and CVP Stock (a "Hilton Option"), and such ITT Options shall be so assumed by Hilton as provided herein. The ITT Options so assumed by Hilton shall continue to have, and be subject to, the same terms and conditions as set forth in the Option Plans and agreements pursuant to which such ITT Options were issued as in effect immediately prior to the Ef-fective Time, except that each such ITT Option shall be exercisable for (i) that number of whole shares of Hilton Common Stock equal to the product of the number of Shares covered by such ITT Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Hilton Common Stock and (ii) if CVP Stock is issued in the Merger, a number of whole shares of CVP Stock equal to the number of whole shares of Hilton Common Stock calculated pursuant to the foregoing clause (i); provided that, if the option holder has not exercised his or her ITT Option prior to the redemption of the CVP Stock (if issued), then each share of CVP Stock described in clause (ii) above shall be replaced by that number of shares of Hilton Common Stock equal in value (based upon the volume-weighted average of the prices per share of Hilton Common Stock for all trades reported on the NYSE during the 20 consecutive trading days ending on the date of redemption) to the lesser of (A) the amount, if any, by which $40 exceeds the Current Market Value (as defined in Exhibit 3.1 hereto) on the date the CVP Stock is redeemed and (B) $12, rounded down to the nearest whole number of shares of Hilton Common Stock (the "Additional Amount"). The exercise price of the ITT Options so assumed by Hilton shall be adjusted so that the exercise price for each unit consisting of one share of Hilton Common Stock together with one share of CVP Stock (if the CVP Stock was issued and not redeemed prior to such exercise) or the Additional Amount, if any, shall equal the exercise price per Share of such ITT Option immediately prior to the Effective Time divided by the Exchange Ratio. Stock appreciation rights related to the ITT Options ("SARs") shall also be assumed by Hilton on terms equivalent to those set forth above with respect to the ITT Options.

         (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of ITT or any of its subsidiaries shall be terminated as of the Effective Time and (ii) ITT shall use its reasonable best efforts to ensure that following the Effective Time no holder of ITT Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of ITT, the Surviving Corporation or any subsidiary thereof or any other interest in respect of such securities.

         (c) Hilton will cause the Hilton Common Stock and the CVP Stock issuable upon exercise of the assumed ITT Options to be registered on Form S-8 promulgated by the SEC as soon as practicable after the Effective Time and will use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed ITT Options shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Hilton shall adminis-ter the ITT Option Plans assumed pursuant to this Section 3.2 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act. Hilton will reserve a sufficient number of shares of Hilton Common Stock, and the Surviving Corporation will reserve a sufficient number of shares of CVP Stock, for issuance upon exercise of ITT Options assumed by Hilton pursuant to this
Section 3.2.


                                  ARTICLE IV.

                              EXCHANGE OF SHARES

         Section 4.1. No Rights of Appraisal. Holders of Shares will not be entitled to rights of appraisal under Section 92A.380 of the NRS by virtue of
Section 92A.390 of the NRS.

         Section 4.2. Exchange of Certificates. (a) From and after the Effective Time, a bank or trust company to be designated by Hilton shall act as exchange agent (the "Exchange Agent") in effecting the exchange of shares of Hilton Common Stock and CVP Stock, if applicable, for certificates (the "Certificates") formerly representing Shares and entitled to exchange of the Certificates for shares of Hilton Common Stock and CVP Stock, if applicable, pursuant to Section
3.1 hereof. At the Effective Time, Hilton and, if applicable, the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Agreement, (i) certificates representing the shares of Hilton Common Stock and, if applicable, shares of CVP Stock (such shares of Hilton Common Stock and CVP Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Agreement in exchange for outstanding Shares, and (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.1(b).

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares (other than Certificates representing Shares held by Hilton or the Purchaser, any wholly owned subsidiary of Hilton or the Purchaser, in the treasury of ITT or by any wholly owned subsidiary of ITT) (i) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing Hilton Common Stock and, if applicable, CVP Stock and cash in lieu of fractional shares. Upon the surrender of each such Certificate, the Exchange Agent shall deliver to the holder of such Certificate (i) a certificate representing that number of whole shares of Hilton Common Stock which such holder has the right to receive pur-suant to the provisions of this Agreement, (ii) a certificate representing that number of whole shares of CVP Stock, if any, which such holder has the right to receive pursuant to the provisions of this Agreement, and (iii) the amount of any cash payable in lieu of a fractional share of Hilton Common Stock and a fractional share of CVP Stock to which such holder is entitled pursuant to
Section 3.1(b), and such Certificate shall immediately be canceled. Until so surrendered, each such Certificate (other than Certificates representing Shares held by Hilton or the Purchaser, any wholly owned subsidiary of Hilton or the Purchaser, in the treasury of ITT or by any wholly owned subsidiary of ITT) shall represent solely the right to receive a certificate representing that number of whole shares of Hilton Common Stock, and a certificate representing that number of whole shares of CVP Stock which such holder has the right to receive pursuant to the provisions of this Agreement, and cash in lieu of any fractional shares of Hilton Common Stock and CVP Stock as contemplated by
Section 3.1(b).

         (c) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to Hilton any portion of the Exchange Fund which remains undistributed to the stockholders of ITT, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share (other than Certificates representing Shares held by Hilton or the Purchaser, any wholly owned subsidiary of Hilton or the Purchaser, in the treasury of ITT or by any wholly owned subsidiary of ITT) may surrender such Certificate to Hilton and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the payment of their claim for Hilton Common Stock, CVP Stock, any cash in lieu of fractional shares of Hilton Common Stock and CVP Stock and any dividends or distributions with respect to Hilton Common Stock and CVP Stock to which such holder may be entitled.

         (d) No dividends or other distributions declared or made after the Effective Time with respect to Hilton Common Stock with a record date after the Effective Time, and no redemption payment made with respect to CVP Stock, shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Hilton Common Stock or CVP Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(b), until the holder of record of such Certificate shall surrender such Certificate.

         (e) If exchange for shares of Hilton Common Stock and CVP Stock or payment in lieu of fractional shares of Hilton Common Stock and CVP Stock in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such exchange or payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satis-faction of Hilton or the Exchange Agent that such tax either has been paid or is not payable.

         (f) All Hilton Common Stock and CVP Stock delivered upon surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time.

         (g) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall make payment in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, of such shares of Hilton Common Stock and CVP Stock and cash in lieu of fractional shares, if any, as may be required pursuant to
Section 3.1(b), provided, however, that Hilton may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Hilton may reasonably direct as indemnity against any claim that may be made against Hilton, the Exchange Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) Notwithstanding anything to the contrary in this Article IV, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (i) Hilton, or if applicable the Surviving Corporation, or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Hilton, or if applicable the Surviving Corporation, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Hilton, or if applicable the Surviving Corporation, or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Hilton, or if applicable the Surviving Corporation, or the Exchange Agent.

                                  ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF ITT

         ITT represents and warrants to Hilton and the Purchaser as follows:

         Section 5.1. Organization. ITT and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and ITT and each of its subsidiaries has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. ITT and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of ITT and its subsidiaries taken as a whole (an "ITT Material Adverse Effect"). The disclosure letter previously delivered by ITT to Hilton (the "ITT Disclosure Letter") contains a complete and correct description of the shares of stock or other equity interests that are authorized, issued and outstanding of each of ITT's subsidiaries. Except as set forth in the ITT Disclosure Letter, ITT owns directly or indirectly all of the outstanding capital stock of each of its subsidiaries free and clear of all liens. Except as set forth in the ITT Disclosure Letter, ITT has no equity interests in any person other than the subsidiaries.

         Section 5.2. Capitalization. The authorized capital stock of ITT consists of 200,000,000 Shares and 50,000,000 shares of preferred stock, without par value ("ITT Preferred Stock"). As of the close of business on October 17, 1997, there were (i) 118,259,684 Shares issued and outstanding, (ii) 1,123,526 Shares held in the treasury of ITT or by its wholly owned subsidiaries, (iii) 133,399 Shares reserved for issuance pursuant to ITT's 1996 Restricted Stock Plan for Non-Employee Directors, as amended, and ITT's 1995 Incentive Stock Plan, as amended, (iv) not in excess of 8,718,231 Shares covered by ITT Options, and (v) no shares of ITT Preferred Stock issued and outstanding or held in ITT's treasury or by its subsidiaries. As of October 17, 1997, 200,000 shares of ITT Preferred Stock, all denominated as Series A Participating Cumulative Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement, dated November 1, 1995, between ITT and The Bank of New York (as amended, the "Rights Agreement") and the Certificate of Designation attached as an exhibit thereto) were reserved for issuance in connection with the Rights. Except for the rights granted pursuant to the Rights Agreement (which agreement has been amended as described in Section 5.7 hereof), and ITT Options as set forth above (which shall be canceled pursuant to Section 3.2(a) hereof), there were not as of October 17, 1997, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating ITT or any of its subsidiaries to issue, transfer or sell any shares of capital stock of ITT or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. Except pursuant to the exercise of ITT Options outstanding as of October 17, 1997, in accordance with the terms thereof, since October 17, 1997, ITT has not issued any Shares or any options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating ITT or any of its subsidiaries to issue, transfer or sell any shares of capital stock of ITT or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. Except for SARs issued in tandem with the ITT Options as set forth above (and which substitute for the rights to acquire Shares under such ITT Options) there are no obligations of or rights granted by ITT or any of its subsidiaries that require payment of cash or other property based on the value of any shares of capital stock of ITT or any of its subsidiaries. All issued and outstanding Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

         Section 5.3. Authority. ITT has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the ITT Board, and other than the approval by its stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ITT and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of ITT, enforceable against it in accordance with its terms.

         Section 5.4. No Violations; Consents and Approvals. (a) Except as set forth on the ITT Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by ITT with any of the provisions hereof will (i) violate any provision of its Articles of Incorporation or Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which ITT or any of its subsidiaries is a party, or by which ITT or any of its subsidiaries or any of their respective properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement (other than those covered by the preceding clause (ii)) to which ITT or any of its subsidiaries is a party, or by which ITT or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which ITT or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights under the laws of any jurisdiction outside the United States or which, either individually or in the aggregate, would not have an ITT Material Adverse Effect or materially impair ITT's ability to consummate the transactions contemplated hereby or for which ITT has received or, prior to the consummation of the Amended Offer, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by ITT, or the consummation by ITT of the transactions contemplated hereby, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period has expired, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Nevada Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filing with, and approval of, the NYSE and the SEC with respect to the de-listing and de-registration of the Shares, (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or non-U.S. changes in control laws or regulations, (vii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under gaming laws, rules and regulations, and (viii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained prior to the consummation of the Amended Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a ITT Material Adverse Effect, or materially impair ITT's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 5.5. SEC Documents; Financial Statements. (a) ITT has made available to Hilton and the Purchaser copies of each registration statement, report, proxy statement, information statement or schedule filed with the SEC by ITT since October 15, 1995 (the "ITT SEC Documents"). As of their respective dates, the ITT

SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such ITT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Neither ITT nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an ITT SEC Document filed prior to the date of this Agreement.

         (c) As of their respective dates, the consolidated financial statements included in the ITT SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented ITT's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

         Section 5.6. Absence of Certain Changes. Except as disclosed in the ITT SEC Documents or the ITT Disclosure Letter, since December 31, 1996, ITT and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any change having an ITT Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by ITT or any of its subsidiaries to any officer of ITT or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in ITT SEC Documents, (x) any granting by ITT or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in ITT SEC Documents, (y) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of ITT, any entry by ITT or any of its subsidiaries into any employment, severance or termination agreement with any such officer or (z) any increase in benefits available under or establishment of any benefit plan (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment or acceleration of vesting of any existing stock options, stock appreciation rights, performance awards or restricted stock awards but excluding any amendment accelerating vesting of existing stock options), except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss to physical properties owned or used by ITT, whether or not covered by insurance, that has or reasonably could be expected to have an ITT Material Adverse Effect, (vi) any revaluation by ITT of any of its material assets, or (vii) any material change in accounting methods, principles or practices by ITT.

         Section 5.7. Rights Agreement. The Rights Agreement has been duly amended to provide that neither Hilton nor the Purchaser will become an "Acquiring Person" or "Principal Party," that no "Business Combination," or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that Section 11 of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Offer or the Amended Offer, the execution or delivery of this Agreement or any amendment hereto or the consummation of the transactions contemplated hereby (including, without limitation, the Merger), with the effect that none of such events will trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or any other provision of the Rights Agreement. ITT has provided Hilton and the Purchaser a complete and correct copy of the Rights Agreement, as so amended.

         Section 5.8. Information. None of the Amended Schedule 14D-9, the Prospectus/Joint Proxy Statement, or any other document filed or to be filed by or on behalf of ITT with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Hilton or the Purchaser specifically for inclusion or incorporation by reference in any such document. The Amended Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by ITT specifically for inclusion or incorporation by reference in the Schedule 14D-1, the Prospectus/Joint Proxy Statement or in any other document filed or to be filed by or on behalf of Hilton or the Purchaser with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.9. NGCL. (a) The ITT Board has previously taken all appropriate action to amend the Bylaws of ITT such that the Bylaws of ITT in effect as of the date hereof provide that the provisions of NGCL Sections 78.378 to 78.3793, inclusive (the "Control Share Statute"), do not apply to ITT, with the effect that the Control Share Statute shall not apply to the Amended Offer, the Merger, or any other transaction contemplated by this Agreement.

         (b) The ITT Board has previously taken all appropriate action to approve (in accordance with NGCL Section 78.438 and otherwise) for purposes of NGCL Sections 78.411 to 78.444, inclusive (the "Business Combination Statute"), the consummation of each of the Amended Offer and the Merger, with the effect that the restrictions and requirements of the Business Combination Statute shall not apply to the Amended Offer, the Merger, or any other transaction contemplated by this Agreement.

         Section 5.10. Broker's Fees. Except for fees and expenses specifically described in ITT's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer payable in connection with the engagement of Goldman, Sachs & Co. and Lazard Freres & Co. LLC by ITT, neither ITT nor any of its subsidiaries or any of its directors or officers has incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither ITT nor any of its subsidiaries or any of its directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

         Section 5.11. Third-Party Agreements. (a) The ITT Board has taken all appropriate action to approve the consummation of each of the Amended Offer and the Merger, with the effect that the consummation of the Amended Offer, the Merger or any other actions contemplated hereby (including the actions required to be take under Section 1.5) shall not constitute a "Change of Control" (or any such similar event referred to by another term) for purposes of each of the hotel management, franchise or similar agreements to which ITT or any of its subsidiaries is a party (other than those agreements listed on the ITT Disclosure Letter). The ITT Disclosure Letter shall set forth, next to each agreement listed on the ITT Disclosure Letter pursuant to this Section 5.11, the amounts payable annually thereunder to ITT and each of its subsidiaries.

         (b) ITT has not paid CDRV Acquisition, L.L.C. ("CDRV") any amounts in connection with the Investment Agreement between ITT and CDRV, dated as of July 15, 1997 (the "CDRV Agreement"), or under any other agreement or understanding between ITT and CDRV or otherwise.

         (c) ITT has not paid Starwood Lodging Corporation or Starwood Lodging Trust (collectively, "Starwood") any amounts in connection with the Agreement and Plan of Merger between ITT and Starwood, dated as of October 19, 1997 (the "Starwood Agreement"), or under any other agreement or understanding between ITT and Starwood or otherwise.

         Section 5.12. ITT Affiliate Agreements. To ensure compliance with Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 145"), ITT's Affiliates have signed, and delivered to Hilton, ITT Affiliates Agreements in the form of Exhibit 5.12 (the "ITT Affiliate Agreements") agreeing to certain restrictions as set forth in such ITT Affiliate Agreements. An "Affiliate" shall have the meaning referred to in Rule 145.


                                   ARTICLE VI.

                        REPRESENTATIONS AND WARRANTIES OF

                            HILTON AND THE PURCHASER

         Hilton and the Purchaser represent and warrant to ITT as follows:

         Section 6.1. Organization. Hilton and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and Hilton and each of its subsidiaries has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Hilton and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of Hilton and its subsidiaries taken as a whole (a "Hilton Material Adverse Effect"). The disclosure letter previously delivered by Hilton to ITT (the "Hilton Disclosure Letter") contains a complete and correct description of the shares of stock or other equity interests that are authorized, issued and outstanding, of each of Hilton's subsidiaries. Except as set forth in the Hilton Disclosure Letter, Hilton owns directly or indirectly all of the outstanding capital stock of each of its subsidiaries free and clear of all liens. Except as indicated in the Hilton Disclosure Letter, Hilton has no equity interests in any person other than the subsidiaries.

         Section 6.2. Capitalization. The authorized capital stock of Hilton consists of 400,000,000 shares of Hilton Common Stock and 24,832,700 shares of preferred stock, par value $1.00 per share ("Hilton Preferred Stock"). As of October 1, 1997, there were 251,635,541 shares of Hilton Common Stock and 14,832,300 shares of Hilton Preferred Stock, designated as "Preferred Redeemable Increased Dividend Equity Securities(SM), 8% PRIDES(SM), Convertible Preferred Stock" (the "Hilton PRIDES(SM)") issued and outstanding, and there are 903,597 shares of Hilton Common Stock or Hilton Preferred Stock held in Hilton's treasury. As of October 1, 1997, 550,000 shares of Hilton Preferred Stock, denominated as Series A Junior Participating Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement, dated as of July 14, 1988, between Hilton and The First National Bank of Chicago (the "Hilton Rights Agreement") and the Certificate of Designation attached as an exhibit thereto) were reserved for issuance in connection with the rights issued pursuant to the Hilton Rights Agreement. As of October 1, 1997, there were outstanding options to purchase 14,321,035 shares of Hilton Common Stock under Hilton's 1990 Stock Option and Stock Appreciation Rights Plan, 1984 Stock Option and Stock Appreciation Rights Plan, 1996 Chief Executive Stock Incentive Plan, and 1996 Stock Incentive Plan (collectively, the "Hilton Option Plans"). Except for the rights granted pursuant to the Hilton Rights Agreement, the Hilton PRIDES(SM), and the options as set forth above to purchase shares of Hilton Common Stock under Hilton Option Plans, there were not as of October 1, 1997, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Hilton or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Hilton or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding shares of Hilton Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

         Section 6.3. Authority. Each of Hilton and the Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of Hilton's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Hilton and the Purchaser and by Hilton as the sole stockholder of the Purchaser and, other than the approval of Hilton's stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Hilton and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of ITT, it constitutes a legal, valid and binding agreement of each of Hilton and the Purchaser, enforceable against them in accordance with its terms.

         Section 6.4. No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Hilton or the Purchaser with any of the provisions hereof will (i) violate any provision of their respective Certificates of Incorporation or Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Hilton or any of its subsidiaries is a party, or by which Hilton or any of its subsidiaries or any of their respective properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement (other than those covered by the preceding clause
(ii)) to which Hilton or any of its subsidiaries is a party, or by which Hilton or any of its subsidiaries or any of their respective properties is bound, or
(iv) violate any statute, rule, regulation, order or decree of any public body or authority by which Hilton or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights under the laws of any jurisdiction outside the United States or which, either individually or in the aggregate, would not have a Hilton Material Adverse Effect or materially impair Hilton's ability to consummate the transactions contemplated hereby or for which Hilton has received or, prior to the consummation of the Amended Offer, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by Hilton or the Purchaser, or the consummation by Hilton or the Purchaser of the transactions contemplated hereby, except (i) expiration of the waiting period under the HSR Act, which waiting period has expired, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Nevada Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filing with, and approval of, the NYSE (or in the case of the CVP Stock, the American Stock Exchange or The Nasdaq National Market) and the SEC with respect to the listing and registration of the shares of Hilton Common Stock and CVP Stock to be issued pursuant to this Agreement, (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or non-U.S. changes in control laws or regulations, (vii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under gaming laws, rules and regulations, and (viii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained prior to the consummation of the Amended Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a Hilton Material Adverse Effect, or materially impair Hilton's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 6.5. SEC Documents; Financial Statements. (a) Hilton and the Purchaser have made available to ITT copies of each registration statement, report, proxy statement, information statement or schedule filed with the SEC by Hilton or the Purchaser since October 15, 1995 (the "Hilton SEC Documents"). As of their respective dates, the Hilton SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Hilton SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Neither Hilton, nor Purchaser, nor any of Hilton's subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to a Hilton SEC Document filed prior to the date of this Agreement.

         (c) As of their respective dates, the consolidated financial statements included in the Hilton SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented Hilton's and Purchaser's consolidated financial positions and that of Hilton's consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

         Section 6.6. Absence of Certain Changes. Except as disclosed in the Hilton SEC Documents or the Hilton Disclosure Letter, since December 31, 1996, Hilton and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any change having a Hilton Material Adverse Effect.

         Section 6.7. Information. None of the Schedule 14D-1, the Prospectus/Joint Proxy Statement, or any other document filed or to be filed by or on behalf of Hilton or the Purchaser with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by ITT specifically for inclusion or incorporation by reference in any such document. None of the information supplied by Hilton or the Purchaser specifically for inclusion or incorporation by reference in the Amended Schedule 14D-9, the Prospectus/Joint Proxy Statement, or any other document filed or to be filed by or on behalf of ITT with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 6.8. Financing. Hilton or the Purchaser has access to, and will have at the time of acceptance for payment and purchase of Shares under the Amended Offer and at the Effective Time, the funds necessary to consummate the Amended Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.

         Section 6.9. Broker's Fees. Except for fees and expenses specifically described in Hilton's Tender Offer Statement on Schedule 14D-1 with respect to the Offer payable in connection with the engagement of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") by Hilton, neither Hilton nor any of its subsidiaries or any of its directors or officers has incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither Hilton nor any of its subsidiaries or any of its directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE VII.

                              ADDITIONAL COVENANTS

         Section 7.1. Conduct of Business of ITT. Except as contemplated by this Agreement or as expressly agreed to in writing by Hilton, during the period from the date of this Agreement to the Effective Time:

         (a) Each of ITT and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

         (b) ITT shall not, and it shall not permit any of its subsidiaries to,
(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock.

         (c) ITT shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock) other than (i) the issuance of Shares upon the exercise of stock options or stock appreciation rights or warrants granted under the Option Plans and outstanding on the date of this Agreement and in accordance with the present terms of such options or stock appreciation rights and (ii) issuances by a wholly owned subsidiary of ITT of its capital stock to ITT.

         (d) ITT shall not amend or propose to amend its Articles of Incorporation or Bylaws.

         (e) ITT shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

         (f) ITT shall not, and it shall not permit any of its subsidiaries to, make any payments (i) to CDRV and its Affiliates under the CDRV Agreement or otherwise, or (ii) to Starwood and its Affiliates under the Starwood Agreement or otherwise.

         Section 7.2. Access to Information. From the date of this Agreement until the Effective Time, ITT will give Hilton and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of ITT and its subsidiaries, will permit Hilton to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Hilton with such financial and operating data and other information with respect to its business and properties as Hilton may from time to time reasonably request. Other than as required by applicable law, Hilton agrees that any information furnished to it, its subsidiaries or its authorized representatives pursuant to this Section 7.2 will be kept confidential for a period of three years from the date hereof.

         Section 7.3. Reasonable Best Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, each of ITT, Hilton and the Purchaser shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary consents, approvals or waivers under its material contracts and (ii) the lifting of any legal bar to the Amended Offer or the Merger.

         Section 7.4. Public Announcements. Before issuing any press release or otherwise making any public statements with respect to this Agreement, the Amended Offer or the Merger, Hilton, the Purchaser and ITT will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         Section 7.5. Notification of Certain Matters. Each of ITT and Hilton shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Amended Offer, (y) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Amended Offer or (z) any condition set forth in Article VIII hereof to be unsatisfied in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of ITT or Hilton, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 7.6. Indemnification. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of ITT and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent, on the same terms and conditions, and subject to the same limitations provided for in ITT's Articles of Incorporation and Bylaws and agreements in effect at the date hereof (to the extent consistent with applicable law).

         Section 7.7. Expenses. Hilton and ITT shall bear their respective expenses incurred in connection with this Agreement, the Amended Offer and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

         Section 7.8. ITT Rights Agreement. Except as contemplated by Section
5.7 hereof or the last sentence of this Section 7.8, ITT shall not redeem the Rights or amend or terminate the Rights Agreement prior to the consummation of the Merger unless required to do so by order of a court of competent jurisdiction or fiduciary obligations. If requested to do so by Hilton or the Purchaser, ITT shall redeem all outstanding Rights at a redemption price of $0.01 per Right effective immediately prior to the acceptance for payment of any Shares by the Purchaser pursuant to the Amended Offer.

         Section 7.9. Takeover Laws and Provisions. ITT shall, upon the request of Hilton or the Purchaser, take all reasonable steps to assist in any challenge by Hilton or the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer, the Amended Offer and the Merger, of (i) any state takeover law, and (ii) any termination provision in any hotel management, franchise or similar agreement triggered by the occurrence of a "Change of Control" (as defined in any such agreement).

         Section 7.10. Registration and Listing. Hilton and Purchaser shall use their reasonable best efforts to cause the Hilton Common Stock that may be issued to redeem the CVP Stock to be registered under the Securities Act, and to be listed for trading, subject to official notice of issuance, on the NYSE.

         Section 7.11. Restricted Transactions. If the CVP Stock is issued in the Merger, until the first anniversary of the Merger, Hilton shall not, and shall not permit any of its controlled Affiliates to, purchase any shares of Hilton Common Stock in open market transactions, privately negotiated transactions or otherwise, on any day during the Valuation Period (as defined in Exhibit 3.1), except with respect to employee benefit plans and other incentive compensation arrangements.


                                 ARTICLE VIII.

                   CONDITIONS TO THE OBLIGATIONS OF HILTON,

                             THE PURCHASER AND ITT

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment of each of the following conditions:

         Section 8.1. Purchase of Shares. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Amended Offer in accordance with the terms thereof; provided that this condition shall be deemed to have been satisfied with respect to Hilton and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Amended Offer in violation of the terms of the Amended Offer.

         Section 8.2. Stockholder Approval. The vote of the stockholders of each of ITT and Hilton necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

         Section 8.3. No Legal Impediments. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Merger, and no other action shall have been taken, by any domestic, foreign or supranational Governmental Entity that has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and the approval of all Governmental Entities necessary for consummation of the Merger shall have been obtained.


                                  ARTICLE IX.

                          TERMINATION AND ABANDONMENT

         Section 9.1. Termination. Subject to Section 1.5(c), this Agreement may be terminated at any time prior to the Effective Time:

         (a) by mutual consent of the ITT Board and the Hilton Board;

         (b) by either Hilton or ITT if, without fault of such terminating party, the purchase of Shares pursuant to the Amended Offer shall not have occurred on or before December 31, 1997, which date may be extended by mutual written consent of the parties hereto;

         (c) by Hilton or ITT if the Amended Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Hilton may not terminate this Agreement pursuant to this
Section 9.1(c) if Hilton's or the Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Amended Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Annex I hereto or is otherwise in violation of the terms of the Amended Offer; or

         (d) by either Hilton or ITT if any court of competent jurisdiction in the United States or other Governmental Entity in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Amended Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling.

         Section 9.2. Termination by Hilton. This Agreement may be terminated and the Amended Offer and the Merger may be abandoned by action of the Hilton Board, at any time prior to the purchase of Shares pursuant to the Amended Offer, if the ITT Board shall (a) withdraw, modify or change its recommendation or approval in respect of this Agreement or the Amended Offer in a manner adverse to Hilton, (b) have recommended any proposal in respect of any merger, consolidation or other business combination involving ITT or its subsidiaries, or (c) fail to reaffirm its recommendation and approval in respect of this Agreement and the Amended Offer promptly after any request therefor by Hilton.

         Section 9.3. Procedure for Termination. In the event of termination and abandonment of the Merger and the Amended Offer by Hilton or the Merger by ITT pursuant to this Article IX, written notice thereof shall forthwith be given to the other.

         Section 9.4. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE X.

                                  DEFINITIONS

         Section 10.1. Terms Defined in the Agreement. The following terms used herein shall have the meanings ascribed in the indicated Sections.

           Additional Amount..............................................3.2(a)
           Affiliate........................................................5.12
           Agreement....................................................Preamble
           Amended Offer................................................Recitals
           Amended Schedule 14D-9.........................................1.2(b)
           Articles of Merger................................................2.2
           Average Hilton Share Price.....................................3.1(a)
           Business Combination Statute...................................5.9(b)
           CDRV..........................................................5.11(b)
           CDRV Agreement................................................5.11(b)
           CVP Stock........................................................7.10
           Certificate of Merger.............................................2.2
           Certificates...................................................4.2(a)
           Code...........................................................4.2(i)
           Constituent Corporations.....................................Preamble
           Control Share Statute..........................................5.9(a)
           Delaware Secretary of State.......................................2.2
           DGCL.........................................................Recitals
           DLJ...............................................................6.9
           Effective Time....................................................2.2
           Effective Time Deficiency......................................3.1(b)
           Exchange Act...................................................1.2(b)
           Exchange Agent.................................................4.2(a)
           Exchange Fund..................................................4.2(a)
           Exchange Ratio.................................................3.1(a)
           Form S-4..........................................................2.6
           Governmental Entity............................................5.4(b)
           HSR Act........................................................5.4(b)
           Hilton.......................................................Preamble
           Hilton Board.................................................Recitals
           Hilton Charter.................................................1.4(a)
           Hilton Common Stock............................................1.4(a)
           Hilton Disclosure Letter..........................................6.1
           Hilton Material Adverse Effect....................................6.1
           Hilton Option..................................................3.2(a)
           Hilton Option Plans...............................................6.2

           Hilton PRIDES(SM).................................................6.2
           Hilton Preferred Stock............................................6.2
           Hilton Rights Agreement...........................................6.2
           Hilton SEC Documents...........................................6.5(a)
           ITT..........................................................Preamble
           ITT Affiliate Agreements.........................................5.12
           ITT Board....................................................Recitals
           ITT Disclosure Letter.............................................5.1
           ITT Material Adverse Effect.......................................5.1
           ITT Options....................................................3.2(a)
           ITT Preferred Stock...............................................5.2
           ITT SEC Documents..............................................5.5(a)
           Merger.........................................................2.1(a)
           Nevada Secretary of State.........................................2.2
           NGCL.........................................................Recitals
           NRS..........................................................Recitals
           NYSE...........................................................3.1(a)
           Offer........................................................Recitals
           Offer Documents................................................1.1(a)
           Offer to Purchase..............................................1.1(a)
           Option Plans...................................................3.2(a)
           person...........................................................11.9
           Purchaser....................................................Preamble
           Prospectus/Joint Proxy Statement..................................2.6
           Rights.......................................................Recitals
           Rights Agreement..................................................5.2
           Rule 145.........................................................5.12
           Schedule 14D-1.................................................1.1(a)
           SEC............................................................1.1(a)
           Securities Act....................................................2.6
           Shares.......................................................Recitals
           Starwood......................................................5.11(c)
           Starwood Agreement............................................5.11(c)
           SARs...........................................................3.2(a)
           subsidiary.......................................................11.9
           Surviving Corporation..........................................2.1(a)

                                  ARTICLE XI.

                                 MISCELLANEOUS

         Section 11.1. Amendment and Modification. Subject to applicable law and the provisions of Section 1.5(c), this Agreement may be amended, modified or supplemented only by written agreement of Hilton, the Purchaser and ITT at any time prior to the Effective Time with respect to any of the terms contained herein.

         Section 11.2. Waiver of Compliance; Consents. Subject to the provisions of Section 1.5(c), any failure of Hilton, the Purchaser or ITT to comply with any obligation, covenant, agreement or condition herein may be waived by ITT, the Purchaser or Hilton, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

         Section 11.3. Survivability; Investigations. The respective representations and warranties of Hilton, the Purchaser and ITT contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Merger. The covenants and agreements of the Surviving Corporation and Hilton and the Purchaser shall survive the Effective Time without limitation.

         Section 11.4. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

         (a)  if to ITT, to

                  ITT Corporation
                  1330 Avenue of the Americas
                  New York, New York  10019-5490
                  Telecopy:  ( )    -
                  Attention:

                  with a copy to



         (b)  if to Hilton or the Purchaser, to

                  Hilton Hotels Corporation
                  9336 Civic Center Drive
                  Beverly Hills, California  90210
                  Telecopy: (310) 205-7677
                  Attention: Thomas E. Gallagher, Esq.
                             Executive Vice President and General Counsel

                  with a copy to:

                  Latham & Watkins
                  1001 Pennsylvania, N.W.
                  Suite 1300
                  Washington, D.C.  20004
                  Telecopy: (202) 637-2201
                  Attention:   Bruce E. Rosenblum, Esq.

                  and

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Telecopy: (212) 403-2000
                  Attention:   Steven A. Rosenblum, Esq.

         Section 11.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         Section 11.6. Governing Law. Except as the laws of the State of Delaware or Nevada are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         Section 11.7. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.8. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

         Section 11.9. Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation.

         Section 11.10. Entire Agreement. This Agreement, including the Annexes and Exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, supersedes all prior agreements and understandings between the parties with respect to such subject matter, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. There are no representations, promises, warranties, covenants, or undertakings in respect of such subject matter, other than those expressly set forth or referred to herein and therein.


                                     * * *

         IN WITNESS WHEREOF, Hilton, the Purchaser and ITT have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                       HILTON HOTELS CORPORATION



                                       By:
                                          ------------------------------------
                                       Name:
                                       Title:


                                       HLT CORPORATION



                                       By:
                                          ------------------------------------
                                       Name:
                                       Title:


                                       ITT CORPORATION



                                       By:
                                          ------------------------------------
                                       Name:
                                       Title:

                                    ANNEX I

                        CONDITIONS OF THE AMENDED OFFER


         Notwithstanding any other term of the Offer or the Agreement and Plan of Merger by and among ITT Corporation, a Nevada corporation, Hilton Hotels Corporation, a Delaware corporation, and HLT Corporation, a Delaware corporation, dated as of November __, 1997 (the "Merger Agreement"), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer at least 63,500,000 Shares (the "Minimum Condition"). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

                 (a) there shall be instituted or pending by any governmental authority or agency any suit, action or proceeding, (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries;

                 (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental authority or agency or court that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                 (c) Parent or the Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer; or

                 (d) any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the financial condition (other than attributable to a change in results of operations) or business of the Company and its subsidiaries, taken as a whole;

                 (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any proposal in respect of any merger, consolidation or other business combination involving the Company or its subsidiaries, or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

                 (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the Expiration Date;

                 (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

                 (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the U.S. (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions or (iv) in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof; or

                 (i) the Merger Agreement shall have been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of the Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.